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                                [METROCALL LOGO]

FOR IMMEDIATE RELEASE:
TUESDAY, APRIL 30, 2002

Metrocall Contact:
Timothy J. Dietz
Director, Corporate Communications
(703) 660-6677x6231
dietzt@metrocall.com


                        METROCALL AMENDS CREDIT AGREEMENT
                    CONTINUES PROGRESS TOWARDS REORGANIZATION


        ALEXANDRIA, VA - Tuesday, April 30, 2002 Metrocall, Inc., (OTC Bulletin
Board: MCLLQ), one of the nation's largest wireless data and messaging companies, on April 29, 2002, executed and entered into a fourth amendment to its Fifth Amended and Restated Credit Facility dated March 17, 2000 with its secured lenders. As previously announced in Metrocall's 10-K filed on April 12, 2002, Metrocall has been engaged in on-going discussions with its primary creditor constituencies, namely its secured lenders and an unofficial committee of holders of Metrocall's subordinated notes in an effort to reach consensus on the terms of a "pre-negotiated" plan of reorganization to be implemented under chapter 11 of the United States Bankruptcy Code. The fourth amendment to the Credit Facility has been executed by Metrocall in furtherance of this objective and provides that none of the secured lenders may assign, participate or transfer any of their respective rights or interests under the credit agreement without the written consent of the secured lenders holding at least fifty-one percent (51%) of the total commitment under the Credit Facility.
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        Metrocall is continuing the discussions with its secured lenders and noteholder committee regarding its proposed plan of reorganization and now contemplates a "pre-negotiated" reorganization filing during the latter part of May 2002.
        Metrocall also continues to negotiate the terms of further amendments to its strategic alliance agreements with WebLink Wireless, Inc. As a result of Metrocall's revised timing for its restructuring and the continued discussions regarding further amendments to these agreements, WebLink today filed a motion in its bankruptcy cases seeking approval of an extension of the date by which Metrocall must assume the strategic alliance agreements to a date that is forty-five (45) days after the commencement of a bankruptcy case by Metrocall but not later than October 30, 2002.

ABOUT METROCALL, INC.

        Metrocall, Inc. headquartered in Alexandria, Virginia, is one of the largest wireless data and messaging companies in the United States providing both products and services to more than six million business and individual subscribers. Metrocall was founded in 1965 and currently employs more than 2,400 people nationwide. The Company currently offers two-way interactive messaging, wireless e-mail and Internet connectivity, cellular and digital PCS phones, as well as one-way messaging services. Metrocall operates on many nationwide, regional and local networks, including ReFLEX Network, and can supply a wide variety of customizable Internet-based information content services. Also, Metrocall offers totally integrated resource management systems and communications solutions for business and campus environments. Metrocall's wireless networks operate in the top 1,000 markets all across the nation and the Company has offices and retail locations in more than forty states. Metrocall is the largest equity-owner of Inciscent, an independent business-to-business enterprise, that is a national full-service "wired-to-wireless" Application Service Provider (ASP). For more information on Metrocall please visit our Web site and on-line store at www.Metrocall.com or call 800-800-2337.

This press release includes "forward-looking statements," within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall expects or anticipates will occur in the future, such as statements about Metrocall's plans to address a restructuring of Metrocall's balance sheet. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Please refer to Metrocall's most recent annual report on Form 10-K, and any subsequently filed reports on form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.


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